UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                         -------------------------------

       Date of Report (Date of earliest event reported): December 30, 2004

                             DI GIORGIO CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                     1-1790                 94-0431833
(State or Other Jurisdiction         (Commission             (IRS Employer
      of Incorporation)             File Number)           Identification No.)



                              380 Middlesex Avenue
                           Carteret, New Jersey 07008
                    (Address of Principal Executive Offices)


                          (732) 541-5555 (Registrant's
                     telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2004, Di Giorgio Corporation (the "Company") entered into a severance agreement with Richard B. Neff, formerly its Co-Chairman and Chief Executive Officer, effective December 31, 2004 (the "Severance Agreement"). Additional details of such agreement are set forth below under Item 5.02.

Effective January 1, 2005, the Company entered into a Fourth Amended and Restated Employment Agreement (the "Employment Agreement") with Stephen R. Bokser, who will serve as President, Chief Executive Officer and Co-Chairman of the Board of Directors of the Company. Additional details of such agreement are set forth below under Item 5.02.

Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Principal Officers.

Effective December 31, 2004, Richard B. Neff, Co-Chairman and Chief Executive Officer of the Company, retired from his position as Chief Executive Officer. Mr. Neff will continue as Co-Chairman of the Company's Board of Directors in a non-executive capacity. RBN Investments, Inc., a corporation controlled by Mr. Neff, is the General Partner of Rose Partners, L.P., which owns approximately 98.4% of the Company's stock.

Under the terms of the Severance Agreement, Mr. Neff, age 56, is entitled to a $250,000 severance payment, to be paid quarterly over five years beginning on January 1, 2005. In addition, Mr. Neff will continue to receive the use of an office and secretary for the five year term of the agreement and family medical benefits until his 65th birthday. Mr. Neff received a bonus payment of approximately $99,000, the after tax proceeds of which were used to satisfy a loan due to the Company. In addition, Mr. Neff also received a retirement bonus of $260,000.

Stephen R. Bokser, age 62, will assume the position of Chief Executive Officer of the Company. Mr. Bokser has been Co-Chairman of the Company's Board of Directors and President and Chief Operating Officer of the Company since October 2000, and will retain such positions with the Company. For the five years prior to October 2000, he was the Executive Vice President and President of the Company's White Rose Food division. He has served as one of the Company's directors since 1990. Mr. Bokser is also a director of Foodtown, a supermarket cooperative that is one of the Company's customers.

Pursuant to the terms of the Employment Agreement, Mr. Bokser will receive an annual salary of $400,000 in 2005 and an annual salary of either $400,000 or $500,000, at his election, in subsequent years, through December 31, 2009. In addition, Mr. Bokser's bonus for the 2004 calendar year is to be an amount no less than the $440,000 bonus he received for the 2003 calendar year. Mr. Bokser also received a bonus payment of approximately $99,000, the after tax proceeds of which were used to satisfy a loan due to the Company. During the term of the Employment Agreement, Mr. Bokser will be entitled to receive a discretionary bonus based on the Company's earnings, provided that such bonus shall be no less than $300,000 for any fiscal year in which the Company's EBITDA is at least $30 million. In addition, upon the occurrence of certain change of control type events or certain distributions involving the Company and Rose Partners L.P. or Las Plumas Partners, L.P., Mr. Bokser will be entitled to receive additional compensation as set forth in the Employment Agreement. In the event of his death or disability, Mr. Bokser or his estate will be entitled to continue to receive compensation and employee benefits for two years following such event and in certain circumstances will receive additional compensation.


Item 8.01 Other Events

On January 3, 2005 the Company announced its commencement of an offer to purchase and consent solicitation with regard to any and all of its outstanding 10% senior notes due 2007. A copy of the press release announcing the offer to purchase and consent solicitation is attached hereto as Exhibit 99.1.

On January 5, 2005 the Company announced a planned private offering of notes. A copy of the press release announcing the offering is attached hereto as Exhibit 99.2.


Item 9.01(c) Financial Statements and Exhibits.

     99.1 Press Release of Di Giorgio Corporation dated January 3, 2005.

     99.2 Press Release of Di Giorgio Corporation dated January 5, 2005.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                              DI GIORGIO CORPORATION


Dated:  January 5, 2005              By: /s/ Lawrence S. Grossman
                                         Lawrence S. Grossman
                                         Senior Vice President and
                                           Chief Financial Officer